FORM 4            U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     [ ] Check this box if                                  OMB APPROVAL
         no longer subject                           --------------------------
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          Filed pursuant to Section 16(a) of the Securities Exchange Act of
            1934, Section 17(a) of the Public Utility Holding Company Act
            of 1935 or Section 30(1) of the Investment Company Act of 1940
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     1. Name and Address of Reporting Person

          Dalia Ophir
          c/o Cover-All Technologies, Inc.
          18-01 Pollitt Drive
          Fairlawn, New Jersey  07410
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     2. Issuer Name and Ticker or Trading Symbol

          COVER-ALL TECHNOLOGIES, INC. (COVER)
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     3. IRS or Social Security Number of Reporting Person (Voluntary)


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     4. Statement for Month/Year

          March 1998
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     5. If Amendment, Date of Original (Month/Year)

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     6. Relationship of Reporting Person to Issuer (Check all applicable)

              Director                                10% Owner
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           X  Officer (give title below)              Other (specify below)
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                             Chief Technology Officer
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     7. Individual or Joint/Group Filing (Check Applicable Line)

           X  Form filed by One Reporting Person
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              Form filed by More than One Reporting Person
          ---
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              TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                OR BENEFICIALLY OWNED
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     1. Title of    2. Transaction      3. Transaction      4. Securities
        Security       Date                Code                Acquired (A) or
        (Instr.3)      (Month/Day/         (Instr.8)           Disposed of (D)
                       Year)                                   (Instr.3,4,and 5)
                                        ---------------     --------------------
                                          Code     V        Amount  (A)or  Price
                                                                    (D)
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     Common Stock      3/25/98               X             15,000    D    $1.75
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     Common Stock      3/26/98               X             10,000    D    $1.38
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     Common Stock      3/26/98               X                200    D    $2.00
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     Common Stock      3/25/98               X              2,200    D    $1.75
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     5. Amount of        6. Ownership        7. Nature of
        Securities          Form: Direct        Indirect
        Beneficially        (D) or In-          Beneficial
        Owned at End        direct (I)          Ownership
        of Month            (Instr.4)           (Instr.4)
        (Instr.3 and 4)
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                               D                   --
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                               D                   --
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                               D                   --
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                               D                   --
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     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
     *If the form is filed by more than one reporting person, see Instruction
      4(b)(v). (Print or Type Responses)
                                                                      (over)

       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
         OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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     1. Title of    2. Conversion or    3. Transaction      4. Transaction
        Derivative     Exercise Price      Date (Month/        Code
        Security       of Derivative       Day/Year)           (Instr.8)
        (Instr.3)      Security                             ----------------
                                                              Code      V
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     Options
     (rights to buy)   $1.75                 3/25/98           X
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     Options
     (rights to buy)   $1.75                 3/25/98           X
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     Options
     (rights to buy)   $1.38                 3/26/98           X
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     Options
     (rights to buy)   $2.00                 3/26/98           X
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     5. Number of           6. Date Exer-              7. Title and
        Derivative             cisable and                Amount of
        Securities             Expiration                 Underlying
        Acquired(A)            Date (Month/               Securities
        or Disposed            Day/Year)                  (Instr.3 and 4)
        of (D)(Instr.
        3, 4, and 5)
     -----------------        ------------------       -----------------------
        (A)      (D)           Date      Expira-          Title     Amount or
                               Exer-     tion                       Number of
                               cisable   Date                       Shares
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               15,000         7/21/95    7/20/98      Common Stock  15,000
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                2,200          4/6/95     4/5/98      Common Stock   2,200
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               10,000          2/6/97     2/5/98      Common Stock  10,000
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                  200         9/30/96    9/29/98      Common Stock     200
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     8. Price of         9. Number of        10. Ownership       11. Nature of
        Derivative          Derivative           Form of             Indirect
        Security            Securities           Derivative          Beneficial
        (Instr.5)           Beneficially         Security:           Ownership
                            Owned at End         Direct (D)          (Instr.4)
                            of Month             or Indirect
                            (Instr.4)            (I)(Instr.4)
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     $1.75                      -                    -
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     $1.75                      -                    -
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     $1.38                      -                    -
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     $2.00                      -                    -
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     EXPLANATION OF RESPONSES:



                        by: /s/ David E. Weiss               April 29, 1999
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                           David E. Weiss,                        Date
                             Power of Attorney

     * INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
           IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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